Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of May 14, 2013 by and among John J. Biggio (the “Executive”), Independent Bank Corp., a Massachusetts corporation, Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Independent Bank Corp. (collectively, “Buyer”), Mayflower Bancorp, Inc., a Massachusetts corporation (“Seller”), and Mayflower Co-operative Bank, a Massachusetts-chartered co-operative bank and wholly owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of May 14, 2013 (the “Merger Agreement”) pursuant to which Buyer will acquire the Seller Bank through the transactions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate the Executive’s employment with the Seller Bank and the Employment Agreement by and between Seller Bank and the Executive dated December 31, 2008, as amended (the “Employment Agreement”), in each case effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to receive a lump sum cash payment of $327,315 and such other rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:

1. Payments and Other Rights.

1.1 Lump Sum Cash Payment. On the business day coinciding with or next following the eighth day after the Closing Date, provided (i) the Executive is still employed by Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 4 hereof, Seller Bank shall make an aggregate lump sum payment to the Executive in an amount equal to the total of $327,315, in full satisfaction of the obligations of Seller Bank under the Employment Agreement in connection with the termination of the Executive’s employment with Seller Bank effective immediately prior to the Effective Time of the Merger, less applicable tax withholdings (the total of such sum, the “Severance Amount”). Should the Closing Date occur after the expiration and renewal date of the Employment Agreement, then such Severance Amount shall be increased by the percentage increase in base salary provided to the Executive under the extended term of the Employment Agreement but not to exceed 4%.

For tax purposes, the Severance Amount may be deemed to be a payment of deferred compensation under a nonqualified deferred compensation plan as described in Section 409A of the Code. To facilitate the payment of the Severance Amount on the Payment Date, the Seller Bank will terminate the portion of the Employment Agreement that may be deemed to provide the Executive with the right to nonqualified deferred compensation immediately prior to the Effective Time and pay the Severance Amount on the Payment Date in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix)(B) which permits termination of deferred compensation arrangements but only if, among other things, all payments are made within one year of the change in control.

The parties hereby agree that the Severance Amount as determined in the manner provided under this Section 1.1 is final and binding on all parties and shall not be subject to further adjustment and that the Severance Amount and any amounts described in Section 1.2 below shall not be paid until the Section 409A waiting period described in Section 2 below has passed, as may be applicable. In consideration of the provisions of this Agreement, Buyer, Seller and Seller Bank hereby agree that the Employment Agreement shall terminate without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger. The Executive agrees that the Severance Amount, together with satisfaction of the obligations set forth in this Agreement, shall be in complete satisfaction of all rights to payments or benefits under the Employment Agreement or any other severance program except as otherwise set forth in this Agreement. Seller and Seller Bank agree to accrue the amounts payable under this Section 1.1 on their financial statements as of the Closing Date as reasonably directed by Buyer.

1.2 Other Rights. The Executive shall additionally be entitled to the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments with respect to Seller stock options as contemplated by the Merger Agreement. In addition, the Executive shall be entitled to receive any benefits that are accrued and vested as of the Effective Time under the terms of the Seller Bank’s Deferred Compensation Plan, including the change of control benefits referenced in Article X thereof. For avoidance of doubt, the Executive shall also be entitled to receive any benefits that are accrued and vested under the terms of Seller Bank’s tax-qualified retirement plans, any base salary earned while employed by the Seller Bank but unpaid as of the Effective Time, any vacation days earned during the fiscal year in which the Closing Date occurs while employed with the Seller Bank but unused as of the Effective Time, any right to purchase continuation coverage under any group health plan in which the Executive (or any qualified beneficiary of the Executive) was enrolled as of the Effective Time under the terms of the Seller Bank’s plan and as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), any right to convert at the Executive’s sole expense group insurance coverage to an individual insurance policy under the terms of the applicable insurance policy and applicable State law, and any right to reimbursement of business expenses incurred prior to the Effective Time in accordance with the applicable Seller Bank’s expense reimbursement policy.

2. Section 409A of the Code. The parties to this Agreement intend for the payments pursuant to Section 1.1 and Section 1.2 to satisfy the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to be otherwise exempt from the application of Section 409A. However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code, the involuntary separation pay exception of Section 409A, or are otherwise exempt from Section 409A, then in the event the Executive is a “specified employee” (as defined for purposes of Section 409A of the Code), no payment constituting the payment of deferred compensation under a nonqualified deferred compensation plan (as defined for purposes of Section 409A of the Code) shall be made to the Executive under this Agreement prior to the first day of the seventh month following his “separation from service” (as defined for purposes of Section 409A of the Code) with Seller Bank.

3. Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided under this Agreement which, when combined with all other payments and benefits to the Executive, would render any such payment or benefit nondeductible under Section 280G of the Code or trigger an excise tax under Section 4999 of the Code. In such event, the payments and/or benefits to be provided under this Agreement shall be reduced to the maximum amount which can be deducted under Section 280G of the Code.

4. Termination of Employment; Releases. The Executive’s employment with Seller Bank shall terminate effective immediately prior to the Effective Time. Subject to payment of the Severance Amount, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Employment Agreement and any and all other claims, demands, proceedings, agreements (express or implied), obligations, liabilities and causes of action whatsoever, whether known or unknown, whether arising under common law, in equity or under statute, which the Executive or his heirs, successors or assigns now have, have ever had or may hereafter have against the Releasees relating to or arising out of any matter related solely to the period prior to the date of the Executive’s execution of this Agreement, in each case except for the obligations of Buyer specified in this Section 4 below. This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive wages and make payments for accrued but unused vacation earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the obligations of the Buyer described in Section 1.2 above; or (c) the obligations of Buyer under the indemnity provisions of Section 5.10 of the Merger Agreement.

5. Protective Covenant. Unless Executive first secures Buyer’s consent, Executive will not disclose or use, at any time, any secret or confidential information of Seller or Seller Bank of which Executive became informed during the Executive’s employment, whether or not developed by the Executive. The term “confidential information: includes, without limitation, financial information, business plans, prospects, and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the Seller or Seller Bank’s management, but does not include any information which has become part of the public domain by means other than Executive’s non-observance of the Executive’s obligations hereunder.

6. General.

6.1 Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

6.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

6.3 Withholdings. Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

6.4 Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

6.5 Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

6.6 Voluntary Action and Waiver. The Executive acknowledges that by the Executive’s free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that the Executive has been advised to consult with an attorney prior to executing this Agreement.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Buyer Bank, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:		EXECUTIVE:

/s/ Maria Vafiades		/s/ John J. Biggio
Name:	Maria Vafiades	Name:	John J. Biggio

INDEPENDENT BANK CORP.

		By:	/s/ Christopher Oddleifson
		Name:	Christopher Oddleifson
		Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

		By:	/s/ Christopher Oddleifson
		Name:	Christopher Oddleifson
		Title:	President and Chief Executive Officer

ATTEST:		MAYFLOWER BANCORP, INC.

/s/ Maria Vafiades		By:	/s/ Edward M. Pratt
Name:	Maria Vafiades	Name:	Edward M. Pratt
		Title:	President & Chief Executive Officer

ATTEST:		MAYFLOWER CO-OPERATIVE BANK

/s/ Maria Vafiades		By:	/s/ Edward M. Pratt
Name:	Maria Vafiades	Name:	Edward M. Pratt
		Title:	President & Chief Executive Officer

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